Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) entered into on November 18, 2010 (the “Execution Date”), and effective as of November 1, 2010 (the "Effective Date"), is entered into by and between Coil Tubing Technology, Inc., a Nevada corporation (the "Company"), and Jason Swinford (the "Officer").  The Company and Officer are referred to collectively herein as the "Parties."

In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Employment. The Company hereby employs Officer as the Chief Operating Officer. Officer hereby accepts such employment and agrees to perform those duties and undertake those responsibilities as are customarily performed by others holding similar positions in similar businesses and Officer shall perform all other duties and activities that are assigned to Officer by the Board of Directors of the Company.

2. Full Time Best Efforts. Officer shall devote substantially all of Officer's full professional time and attention to the performance of Officer's obligations under this Agreement, and will at all times faithfully, industriously and to the best of Officer's ability, experience and talent, perform all of Officer's obligations hereunder. Officer may have other business investments that, from time to time, require portions of Officer's time, provided that such activities do not interfere or conflict and are consistent with Officer's duties hereunder and are not detrimental to the Company's business interests.

3. Term of Employment. The term of Officer's employment shall commence on the Effective Date and, unless terminated earlier pursuant to the provisions of this Agreement, shall continue for five years (the "Initial Term"). Upon the expiration of the Initial Term, Officer's employment by the Company under the terms of this Agreement shall automatically be renewed for successive one (1) year increments unless either party is gives written notice of their intent to not renew this Agreement not less than 60 days prior to the anniversary date on which this Agreement would otherwise terminate. The term of this Agreement as provided in this Section 3 is referred to herein as the "Term."

4. Compensation. Salary. Until termination of Officer's employment hereunder, unless otherwise provided herein, the Company shall pay Officer an annual base salary of not less than $132,000, less applicable withholdings, payable in equal monthly (or other more frequent periodic) installments at the usual times as payment of compensation to the Company's senior Officers. A review of Officer's performance shall be held on an annual basis commencing in January of 2011, and in each January thereafter until the termination of this Agreement.

(a) Bonus. A sign-on bonus in the amount of $10,000 shall be paid to Officer promptly upon the Parties’ execution of this Agreement.  Additionally, a performance bonus (the “Bonus”) shall be paid, in addition to the Officer's base salary, at the end of each calendar year during the Term (and payable in a lump sum, promptly after the calculation of such Bonus is completed by the Company) in the event the Company has positive earnings before interest, taxes, depreciation and amortization (minus extraordinary items including stock buybacks, acquisitions and other extraordinary items as determined in the reasonable discretion of the Board of Directors of the Company, and legal fees associated with such items) (“EBITDA”) for the prior calendar year ended December 31 (the “Prior Year”).  The Bonus due to Officer shall based on a percentage of the Officer’s annual base salary for the Prior Year (the “Prior Year’s Salary”, provided that if the annual base salary has changed during such Prior Year, the Prior Year’s Salary shall equal the Officer’s annual base salary at the end of such Prior Year), as provided below.  If EBITDA for the Prior Year is:

i.	less than $2,000,000, no Bonus shall be due;

ii.	between $2,000,000 and $3,000,000, the Bonus shall be equal to 20% of the Prior Year’s Salary;

iii.	between $3,000,000 and $4,000,000, the Bonus shall be equal to 30% of the Prior Year’s Salary;

iv.	between $4,000,000 and $5,000,000, the Bonus shall be equal to 40% of the Prior Year’s Salary;

v.	between $5,000,000 and $6,000,000, the Bonus shall be equal to 50% of the Prior Year’s Salary;

vi.	between $6,000,000 and $7,000,000 the Bonus shall be equal to 75% of the Prior Year’s Salary; or

vii.	$7,000,000 or more, the Bonus shall be equal to 100% of the Prior Year’s Salary.

In the event of the termination of employment prior to the end of a calendar year, Officer shall be entitled to a Bonus that is prorated through the end of the last full quarter in which the Officer worked for his last year of employment, based on the EBITDA of the Company calculated as of the end of such quarter, with the dollar amounts set forth above in (i) through (vii) adjusted pro rata with the number of full quarters that had elapsed as of such termination date.  Officer has the right to receive any Bonus in stock or cash or a combination thereof, at the option of Officer.

(b) In addition to the Bonus, Officer may be granted bonuses in cash or stock from time to time at the discretion of the Board of Directors or a Committee thereof.

(c) Officer shall be granted an option (the “Option”) with the following terms and conditions:

i.
The Officer shall be granted an option to purchase 2,000,000 shares of the Company’s common stock upon the Parties’ entry into this Agreement (the “Initial Option”), which Initial Option shall have such terms and conditions as described below, except that one-fourth of the Initial Option (i.e., options to purchase 500,000 shares of common stock) shall vest to the Officer upon the Execution Date, with options to purchase the remaining amount of the Initial Option vesting to the Officer at the rate of one-fourth of such Initial Option per year, over the three years following the Execution Date, on the first, second and third anniversaries of the Execution Date, provided that the Officer is still employed by the Company on such anniversary date(s).

ii.
The Option shall have an initial exercise price (the “Option Price”), equal to the mean between the highest and lowest quoted selling prices of the Company’s common stock on the pinksheets trading market or Over-The-Counter Bulletin Board (which ever is applicable) on the last day that the Company’s common stock trades prior to the end of such calendar year (provided that the Initial Option shall have an Option Price equal to the mean between the highest and lowest quoted selling prices of the Company’s common stock on the pinksheets trading market on the Execution Date, provided that if the Company’s common stock does not trade on such Execution Date, the Initial Option, Option Price shall equal the mean between the highest and lowest sales on the nearest date before and the nearest date after the Execution Date) subject to adjustment for stock splits and recapitalizations as provided in the Option.

iii.
The Option shall be exercisable by Officer at any time until the tenth anniversary of their grant, provided that termination of the Option shall be subject to the termination provisions of the Company’s 2010 Stock Incentive Plan (the “Plan”), and all Options shall provide for a cashless exercise provision.

iv.	The Option shall be evidenced by an Option Agreement in such form as approved by the Company’s Board of Directors, and with terms and conditions consistent with the Plan.

(d) The Company shall provide Officer, his wife, and his children, whether or not he remains employed by the Company, health insurance until the end of the Term.

5. Benefits. Officer shall be entitled to participate in the Company's applicable benefit plans, including but not limited to any group medical and/or dental plan; group life, disability or other insurance; and any Stock Option/Stock Issuance Plan, as such plans are generally available from time to time to Officers and employees of the Company, Officer will be entitled to three (3) weeks of paid vacation per year, earned in accordance with the Company's vacation policy.

6. Expenses. Officer is authorized to incur expenses in reasonable amounts for promoting the business of the Company, including expenses for entertainment, travel and similar items. Officer shall obtain and shall provide on a monthly basis to the Company receipts sufficient in detail to satisfy the information requirements of §274 of the Internal Revenue Code of 1986, as amended. The Company shall reimburse Officer for all reasonable expenses within 10 days of the receipt of each such reimbursable expense as defined herein. The reimbursable or direct expenses shall be the following unless the Company otherwise agrees to additional expenses.

(a) The Company will provide an automobile allowance in the amount of $900 per month and shall pay for its operating expenses to the extent permitted under the rules and regulations of the IRS.

(b) Travel  and  entertainment expenses  on  behalf of the Company will be reimbursed by the Company.

7. At Will Employment, Non-Competition, Confidential Information, Invention Assignment And Arbitration Agreement. As a condition of Officer's employment and as consideration to Company for entering into this Agreement with Officer, Officer and the Company will enter into the At Will Employment, Non-Competition, Confidential Information, Invention Assignment And Arbitration Agreement (the “At Will Agreement”) dated as of the Effective Date, a copy of which is attached hereto as Exhibit 1. The At Will Agreement is a part of this Agreement and is hereby incorporated herein by reference. The terms of Sections 2 and 8 of the At Will Agreement shall survive the termination of Officer's employment by the Company under this Agreement for any reason for a period of the lesser of the time period set forth in such Executive Officer Confidentiality, Non-Competition and Invention Assignment Agreement or 1 year, provided that Officer’s requirements to keep the Company’s Confidential Information (as defined in such At Will Agreement) confidential as provided in such agreement and such provisions other than Sections 2 and 8 thereof, shall survive such termination (the “Ongoing Requirements”).  Officer’s requirement to be bound by the terms of this Section 7 and Sections 2 and 8 of the At Will Agreement, shall automatically terminate in the event Officer’s employment has previously been terminated, and the Company is more than fifteen (15) days late in paying Officer any consideration due to Officer in connection with the terms and conditions of this Agreement; or any other agreement or document whatsoever.

8. Termination for Cause. If Officer's employment by the Company is terminated for Cause, Officer shall be paid the compensation provided for above in Section 4, including the Bonus as provided therein, through the date of termination within ten (10) days of such termination, and thereafter the Company shall have no further compensation, benefit or payment obligations to Officer under this Agreement, other than the continuing requirement to pay Officer’s health insurance as provided above and all unvested Options shall terminate and be forfeited by Officer.

9. "Cause". For purposes of this Agreement, "Cause" shall mean the occurrence of any one of the following events, which continues uncured after ten (10) days written notice thereof has been provided by the Company to Officer:

(a) Officer's material breach of any provision of this Agreement or of the At Will Agreement  of even date herewith, entered into by and between the Company and Officer, which breach is not cured within ten days after the Company provides Officer with written notice of the nature and existence of such material breach;

(b) Officer's willful refusal to obey written directions of Officer's supervisor of the Company (so long as such directions do not involve illegal or immoral or otherwise improper acts), which refusal continues for a period of five business days after notice to Officer by the Company, and which notice references such refusal and this Section 9.

(c) Officer's failure to perform Officer's duties and responsibilities with diligence and in accordance with the productivity and quality requirements of the Company, which failure continues for a period of ten business days after written notice to Officer by the Company of Officer's failure to perform; provided, however, that if Officer has been provided written notice pursuant to this Section 9 on two separate occasions during the Term, any subsequent failure by Officer to perform Officer's duties and responsibilities in accordance with the Company's requirements shall constitute Cause and the Company shall not be required to provide any written notice or opportunity for Officer to correct Officer's performance prior to a termination of Officer's employment by the Company;

(d) Officer's repeated refusal to comply with Company’s written policies or requirements which are adopted by the Board of Directors from time to time and which apply to Officer's responsibilities;

(e) Officer's action, or failure to act, in violation of any provision of the Company's standard Officer guidelines, including but not limited to any policy concerning sexual harassment, substance abuse, as such policies may be in effect from time to time, if such violation of the Company's policy would generally result in the termination of employment of a Company Officer;

(f) Fraud or dishonesty by Officer, in the good faith opinion of the Board of Directors of the Company; or

(g) If Officer is convicted or admits to the commission of a criminal offense or act of moral turpitude that constitutes a felony in the jurisdiction in which the offense is committed.

10. Termination for Good Reason. In the event of termination of Officer's employment by the Company for Good Reason, the Company shall continue to pay Officer Officer's base salary, less applicable withholdings and the Bonus, for the remainder of the then applicable Term of this Agreement in installments at the usual times for the payment of the Company's senior Officers (and the Company shall continue to pay and provide all other benefits or compensation payable to Officer hereunder through the then applicable Term), and any ownership Options of Officer that are subject to vesting shall immediately and automatically become fully vested without any further action by Officer and Officer shall also be paid in a lump sum, within ten (10) days of such termination an additional $100,000, which the Parties agree is not a penalty, but which is a good faith estimate of the expenses that Officer will incur as result of the termination of this Agreement for Good Reason and thereafter the Company shall have no further compensation, benefit or payment obligations to Officer under this Agreement, other than the continuing requirement to pay Officer’s health insurance as provided above.

11. "Good Reason." Officer shall have the right, upon written notice to the Company, at any time during the Term to terminate Officer's employment hereunder if any one or more of the following events shall have occurred, which event shall have remained uncured by the Company for a period of thirty days following written notice thereof from Officer (any such termination being referred to herein as a termination for "Good Reason"):

(a) The Company shall materially diminish the responsibilities, authority, status or job duties or other benefits of Officer under this Agreement (other than in connection with Officer's unavailability by reason of disability or breach by Officer of this Agreement or otherwise);

(b) Officer shall die during the Term;

(c) Officer shall become disabled to perform his normal and customary job duties for a period of time at least as long as the then remaining Term of this Agreement as substantiated by a medical doctor or other health care professional then caring for Officer;

(d) The Company shall materially breach any of its obligations under this Agreement (or exhibits thereto); or

(e) Upon Officer’s Constructive Termination. “Constructive Termination” of Officer’s employment with the Company will be deemed to have occurred if Officer terminates his employment with the Company within six (6) months following the date on which:

i.	the Company demotes Officer to a lesser position, either in title or responsibility;

ii.
the Company decreases Officer’s pay below the highest level in effect at any time during Officer’s employment with the Company under this Agreement or reduces Officer’s benefits below the levels in effect during Officer’s employment with the Company  under this Agreement (other than as a result of any amendment or termination of any group or other executive benefit plan, which amendment or termination is applicable to all executives of the Company or any inadvertent reduction in benefits that Company cures within thirty (30) days after receiving written notice of such reduction);

iii.	the Company requires Officer to relocate to a principal place of business more than fifty (50) miles from the principal place of business occupied by the Company as of the date hereof; or

iv.	the Company breaches any material term of this Agreement which is not cured by the Company within ten (10) days after receiving written notice of such breach.

12. Effect of a Change in Control. Upon termination of Officer's employment within six months of the occurrence of any Change in Control, the Company shall pay to Officer the entire amount of cash compensation provided for in Section 4 and Section 4(a) that is payable during the remainder of the Term as well as any payments required pursuant to Section 13(c), below. Such amount shall be payable in a lump sum cash payment that shall be made to Officer within thirty (30) days of the effective date of the Change in Control. In addition, any ownership options of Officer shall immediately vest and become non-forfeitable.

13. "Change in Control." A "Change in Control" for purposes of this Agreement shall mean any of the following events:

(a) any person (as that term is used in Rule 13d-5 under the Securities Exchange Act of 1934, as amended) or group (as that term is used in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended) who is not, as of the Effective Date, the beneficial owner of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities becomes the beneficial owner of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities;

(b) the shareholders of the Company approve a merger or consolidation of the Company with any other company, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person who did not own more than 50% of the combined voting power of the Company's securities acquires no more than 50% of the combined voting power of the Company's then outstanding securities; or

(c) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the safe or disposition by the Company of all or substantially all the Company's assets.

14. Termination "Without Cause." If Officer's employment is terminated "Without Cause" (as defined herein) by the Company, the Company shall continue to pay Officer's base salary and all other benefits to which Officer may be entitled, including but not limited to the Bonus, prior to such termination, less applicable withholdings, for the remainder of the then applicable Term of this Agreement, in installments at the usual times for the payment of the Company's Officers (in addition to all other benefits or compensation payable to Officer hereunder up to the date of the termination) and any Options of Officer that are subject to vesting shall immediately and automatically become fully vested.

15. "Without Cause." The Company shall be entitled to terminate Officer's employment at any time without cause. "Without Cause" shall mean, for purposes of this Agreement, for any reason that is not "Cause" or "Good Reason", or as the result of a "Change in Control" as defined herein.

16. Facilities and Expenses. The Company shall make available to Officer such facilities, and equipment as are suitable and appropriate to assist Officer to meet her obligations to the Company in or in close proximity to, Spring, Texas. These amounts shall be paid directly by the Company. The Company shall promptly reimburse Officer for all reasonable expenses, as set forth in Section 6, incurred in the performance of Officer's duties hereunder, including expenses for entertainment, travel, and management seminars, subject to Officer satisfying the Company's reasonable requirements with respect to the approval, reporting and documentation of such expenses.

17. Miscellaneous.

(a) All payments made to or for the benefit of Officer under this Agreement shall be subject to withholdings for federal, state and local taxes, PICA, and other withholdings required by applicable law.

(b) For purposes of this Agreement, notices, approvals and other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile transmission, by express courier, or by first class United States Mail, postage prepaid, return receipt requested. Notices to the Company shall be sent to the attention of the current President and Chief Executive Officer of the Company at its legally registered address in Texas as shall be provided in writing to Officer in accordance with this section. Notices to Officer shall be addressed to Officer's most recent address as set forth in the personnel records of the Company. Notices shall be effective upon receipt. Either party shall be entitled to change the address at which notice is to be given by providing notice to the other party of such change in the manner provided herein.

(c) This Agreement, together with the At Will Agreement attached hereto as Exhibit 1 sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements, whether written or oral. Only a writing signed by both parties hereto may amend this Agreement.

(d) Officer may not assign this Agreement, but the Company may assign any or all of its rights under this Agreement to any affiliate or subsidiary company of the Company, so long as the Company remains liable for the performance by that affiliate or subsidiary of the payment obligations of the Company hereunder. Except as provided in the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of, the parties and their respective personal representatives, successors and assigns.

(e) No provision of this Agreement shall be altered, amended, revoked or waived except by an instrument in writing signed by the Party sought to be charged with such amendment, revocation or waiver.

(f) No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom it is charged.

(g) The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

(h) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without resort to the conflict of law principles thereof).

(i) This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one Party and faxed or scanned and emailed to another Party (as a PDF or similar image file) shall be deemed to have been executed and delivered by the signing Party as though an original.  A photocopy or PDF of this Agreement shall be effective as an original for all purposes.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the Execution Date, to be effective as of the Effective Date.

“COMPANY”
COIL TUBING TECHNOLOGY, INC.

By: /s/ Jerry Swinford
Jerry Swinford, President

“OFFICER”
JASON SWINFORD

By: /s/ Jason Swinford
Jason Swinford

Acknowledged and Agreed to by:

“POHLMANN”
HERBERT C. POHLMANN

By: /s/ Herbert C. Pohlmann
Herbert C. Pohlmann

EXHIBIT 1
At Will Employment, Confidential Information,
Invention Assignment And Arbitration Agreement